Simmons Company
Reports Fourth Quarter and Full Year 2007 Results

•	Domestic Sales Increase Produces 19.9% Fourth Quarter Sales Gain
•	Eight Consecutive Quarters of Sales Growth Exceeding the Industry
•	10.6% Growth in Domestic Volume Drives Record Annual Sales
         _________________________________________________________________

ATLANTA, March 10, 2008 – Simmons Company (“Company” or “Simmons”), the holding company for Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, today released operating results for the fourth quarter and full year ended December 29, 2007.

Results for the Quarter Ended December 29, 2007

For the fourth quarter of 2007, net sales increased 19.9% to a record $269.6 million compared to $224.8 million for the same period last year.  Domestic segment net sales increased $27.1 million, or 12.8%, to $239.2 million compared to the same period of 2006.  The domestic segment sales growth was primarily attributable to increases in conventional bedding average unit sales price and units sold of 6.6% and 6.4%, respectively.  Gross profit for the fourth quarter of 2007 was $111.0 million, or 41.2% of net sales, compared to $91.7 million, or 40.8% of net sales, for the same period of 2006.   For the fourth quarter of 2007, operating income was $23.7 million, or 8.8% of net sales, compared to $16.7 million, or 7.4% of net sales, for the same period last year.  Net income was $6.2 million for the fourth quarter of 2007 compared to a net loss of ($2.8) million for the same period in 2006.  For the fourth quarter of 2007, Adjusted EBITDA (see the Supplemental Information to this press release) increased 21.4% to a fourth quarter record $35.9 million, or 13.3% of net sales, from $29.6 million, or 13.1% of net sales, in the fourth quarter of 2006.

Results for the Year Ended December 29, 2007

For 2007, net sales rose 17.2% to a record $1,126.8 million compared to $961.6 million for 2006.  Domestic segment net sales increased $102.4 million, or 11.4%, to $1,002.4 million for 2007 compared to 2006.  Domestic segment sales growth for 2007 was primarily attributable to a 10.6% increase in conventional bedding units sold.  Gross profit for 2007 was $450.6 million, or 40.0% of net sales, compared to $417.5 million, or 43.4% of net sales, for 2006.  The decline in 2007 gross margin was largely attributable to the August 2006 sale of Sleep Country USA (“SCUSA”), the Company’s former retail operations, which sold products at higher gross margins than those of our wholesale operations, as well as the acquisition of Simmons Canada in November 2006, which sells products at lower gross margins than those of the Domestic segment.

For 2007, operating income was $108.3 million, or 9.6% of net sales, compared to $108.7 million, or 11.3% of net sales, for 2006 exclusive of the $43.3 million gain on the sale of SCUSA.  Net income was $23.9 million for 2007 compared to $16.6 million for the prior year, exclusive of the gain on the sale of SCUSA net of related taxes (see Supplemental Information to this press release).  For 2007, Adjusted EBITDA was $157.0 million, or 13.9% of net sales, compared to $149.3 million, or 15.5% of net sales, during 2006.

“Our 2007 net sales and Adjusted EBITDA results were new annual records for the Company,” said Charlie Eitel, Simmons Chairman and Chief Executive Officer.  “During the year we gained considerable market share and the fourth quarter was the eighth consecutive quarter that our sales growth exceeded the growth rate for the industry.  Looking forward, our mid-year 2007 acquisition of ComforPedic should position us well for further growth in the specialty bedding area.”

Mr. Eitel continued, “We are starting 2008 in a very challenging retail and manufacturing environment but we believe our sales momentum, strong product offerings and keen focus on cost management put us in position to be successful - despite a soft economy and higher raw material costs.”

As of December 29, 2007, Simmons’ working capital (see Supplemental Information to this press release) as a percentage of net sales for 2007 was 1.0 % compared to 0.7% at the beginning of the year.  During the fourth quarter, Simmons’ total debt, less cash on hand, decreased by $35.9 million.  For the fourth quarter of 2007, Simmons Bedding’s leverage ratio decreased to 4.2 from 4.5, as a result of the Company’s improved financial performance and debt reduction.

The Company will webcast its 2007 financial results via a conference call on Tuesday, March 11, 2008, beginning at 3:00 p.m. Eastern Time.  The webcast will be available at the Company’s website www.simmons.com and will also be available for replay through March 25, 2008.

About Simmons Company

Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, Beautyrest BlackTM, ComforPedic by SimmonsTM, Natural CareTM, BackCare®, Beautyrest BeginningsTM and Deep Sleep®. Simmons Bedding Company operates 21 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of bedding to many of the world’s leading hotel groups and resort properties.  Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world.  For more information, visit the Company's website at www.simmons.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this report.  These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.  These factors include, but are not limited to: (i) general economic and industry conditions; (ii) competitive pricing pressures in the bedding industry; (iii) legal and regulatory requirements; (iv) the success of our new products and the future costs to roll out such products; (v) our relationships with and viability of our major suppliers; (vi) fluctuations in our costs of raw materials; (vii) our relationship with and viability of significant customers and licensees; (viii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (ix) an increase in our return rates and warranty claims; (x) our labor relations; (xi) departure of our key personnel; (xii) encroachments on our intellectual property; (xiii) our product liability claims; (xiv) our level of indebtedness; (xv) interest rate risks; (xvi) foreign currency exchange rate risks; (xvii) compliance with covenants in our debt agreements; (xviii) our future acquisitions; (xix) our ability to successfully integrate ComforPedic into our operations; (xx) our ability to achieve the expected benefits from any personnel realignments; (xxi) our ability to successfully implement our new enterprise resource planning system; and (xxii) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-table follows-

Simmons Company and Subsidiaries
Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarter Ended		Year Ended

	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Net sales	$269,572	$224,790	$1,126,841	$961,625
Cost of products sold	158,541	133,113	676,255	544,164
Gross profit	111,031	91,677	450,586	417,461

Operating expenses:
Selling, general and administrative expenses	87,993	75,734	346,252	311,839
Gain on sale of Sleep Country USA	-	-	-	(43,311)
Amortization of intangibles	1,595	1,435	6,146	5,655
Licensing revenues	(2,264)	(2,193)	(10,085)	(8,691)
	87,324	74,976	342,313	265,492
Operating income	23,707	16,701	108,273	151,969
Interest expense, net	17,975	17,996	75,661	79,928
Income (loss) before income taxes	5,732	(1,295)	32,612	72,041
Income tax expense (benefit)	(482)	1,507	8,663	24,427
Net income (loss)	$6,214	$(2,802)	$23,949	$47,614

Adjusted EBITDA (a)	$35,869	$29,555	$156,967	$149,284

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 29,	December 30,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$27,520	$20,784
Accounts receivable, net	119,984	92,035
Inventories	35,207	26,718
Other current assets	25,281	22,559
Total current assets	207,992	162,096

Property, plant and equipment, net	87,449	73,185
Goodwill, net	540,126	512,818
Intangible assets, net	604,547	592,802
Other assets	37,539	32,753
Total assets	$1,477,653	$1,373,654

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$772	$778
Accounts payable	72,484	60,318
Accrued expenses	96,366	74,594
Total current liabilities	169,622	135,690

Long-term debt	900,716	896,001
Deferred income taxes	190,321	177,692
Other non-current liabilities	28,842	14,410
Total liabilities	1,289,501	1,223,793

Stockholder's equity	188,152	149,861
Total liabilities and stockholder's equity	$1,477,653	$1,373,654

See Notes to Condensed Historical Financial Data.

		Simmons Company and Subsidiaries
		(Notes to Condensed Historical Financial Data - continued)

a	)
Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, Adjusted EBITDA as we interpret the definition also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, non-cash stock compensation expenses, reorganization costs, and other unusual or non-recurring charges or credits. In addition, Adjusted EBITDA, as defined, includes the pro forma effect of business acquisitions and dispositions including synergies. Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance. EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Below is a reconciliation of net income to Adjusted EBITDA:

			Quarter Ended		Year Ended

			December 29,	December 30,	December 29,	December 30,
			2007	2006	2007	2006

		Net income (loss)	$6,214	$(2,802)	$23,949	$47,614
		Depreciation and amortization	8,408	6,803	30,625	28,688
		Income tax expense (benefit)	(482)	1,507	8,663	24,427
		Interest expense	18,175	18,581	76,182	81,265

		EBITDA	32,315	24,089	139,419	181,994

		Gain on sale of SCUSA	-	-	-	(43,311)
		Reorganization expense including management severance	434	2,340	2,430	4,727
		Management fees	235	420	1,675	1,659
		Non-recurring professional service fees	695	-	3,062	-
		Transaction related expenditures including integration costs	1,212	1,665	4,602	1,700
		Conversion costs associated with meeting new flammability standard	277	673	2,260	673
		ERP system implementation costs	690	-	1,575	-
		Other	11	368	1,944	1,842

		Adjusted EBITDA before pro forma adjustments	$35,869	$29,555	$156,967	$149,284
		Pro forma effect of acquisitions and dispositions	-	3,238	277	14,047

		Adjusted EBITDA	$35,869	$32,793	$157,244	$163,331

b	)	Working capital computation (current assets less current liabilities, excluding cash, current maturities of long-term debt, and assets and
		liabilities held for sale):

			December 29,	December 30,
			2007	2006

		Current assets	$207,992	$162,096

		Less:
		Cash and cash equivalents	(27,520)	(20,784)
			180,472	141,312

		Current liabilities	169,622	135,690

		Less:
		Current maturities of long-term debt	(772)	(778)
			168,850	134,912

		Working capital	$11,622	$6,400

c	)	Reconciliation of net income to net income, exclusive of the gain on the sale of Sleep Country USA net of related taxes:

			2006
		Net income	$47,614
		Gain on the sale of Sleep Country USA	(43,311)
		Tax effect of the gain	12,297
		Net income, exclusive of gain net of related taxes	$16,600